Exhibit 3.2

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
NEULION, INC.

FIRST: The name of this corporation (the “Corporation”) shall be NeuLion, Inc.

SECOND: Its registered office in the State of Delaware is to be located at 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808, and the name of its registered agent at such address is Corporation Service Company.

THIRD: The purpose or purposes of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH: The total number of shares of stock which this Corporation is authorized to issue is 1,000. All such shares are of one class and are shares of Common Stock with the par value of $0.01 per share.

FIFTH: Elections of directors to the Board of Directors shall not be required by written ballot, unless and except to the extent so required by the bylaws.

SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws.

SEVENTH: To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, the personal liability of the directors of the Corporation for monetary damages to the Corporation or its stockholders for breach of fiduciary duty as a director is hereby eliminated.

EIGHTH:

(A)
A current or former director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

(1)	for any breach of the director’s duty of loyalty to the Corporation or its stockholders;

(2)	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(3)	under Section 174 of the DGCL, as the same exists or as such provision may be hereafter amended, supplemented or replaced; or

(4)	for any transaction from which the director derived an improper personal benefit.

(B)
The Corporation shall indemnify its directors and officers, to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall be a contract right and shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal or legal representative; provided, however, that except for proceedings to enforce rights to indemnification, the Corporation shall not be obliged to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article EIGHTH shall include the vested right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

(C)
The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article EIGHTH on directors and officers of the Corporation.

(D)
The rights to indemnification and to the advancement of expenses conferred in this Article EIGHTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Second Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws of the Corporation, any statute or agreement, by vote of the Corporation’s stockholders or disinterested directors, or otherwise.

(E)
Any repeal or amendment of this Article EIGHTH shall be prospective only, and shall not adversely affect any limitation on the personal liability, the right to indemnification, or the vested right to advancement of expenses of a current or former director or officer of the Corporation arising from an act or omission occurring prior to the time of such repeal or amendment. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.